Exhibit (a)(1)(H)

For Immediate Release	TBC Contact: Patrice Kelty 561-383-3000x 2527 / (M) 561-420-3052

Midas Contact: Bob Troyer

630-438-3016 / (M) 312-543-6703

TBC CORPORATION COMMENCES TENDER OFFER FOR ALL OUTSTANDING

SHARES OF MIDAS, INC.

— Previously-Announced Offer Price of $11.50 Per Share in Cash —

March 28, 2012 – Palm Beach Gardens, Fla. and Itasca, Ill. — TBC Corporation and Midas, Inc. (NYSE: MDS) today announced that TBC Corporation has commenced the previously announced tender offer for all of the outstanding shares of common stock of Midas at a price of $11.50 per share, net to the seller in cash without interest. The tender offer is being conducted by TBC through its wholly owned subsidiary Gearshift Merger Corp.

On March 13, 2012, TBC and Midas announced that they had entered into a definitive merger agreement pursuant to which the tender offer would be made. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, Midas will merge with Gearshift Merger Corp., and all outstanding shares of Midas’ common stock (other than shares held by TBC Corporation, Gearshift Merger Corp., or Midas, and shares held by Midas’ stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive cash equal to the $11.50 offer price per share.

After careful consideration, the board of directors of Midas unanimously approved the merger agreement, the tender offer, the merger and the other transactions contemplated by the merger agreement, and the board declared that the terms are advisable, fair to and in the best interests of Midas and Midas’ stockholders. Accordingly, Midas’ board of directors unanimously recommends that stockholders of Midas accept the tender offer and tender their shares into the tender offer, and if required by applicable law, adopt the merger agreement.

TBC is filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, Midas is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Midas’ board of directors that Midas’ stockholders tender their shares into the tender offer.

The completion of the tender offer is subject to certain conditions, including the satisfaction of a minimum tender condition and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, as described in the offer to purchase.

The tender offer and withdrawal rights are scheduled to expire at midnight, New York City time, on Tuesday, April 24, 2012, unless extended or earlier terminated in accordance with the terms of the merger agreement.

The Depositary for the tender offer is Computershare Trust Company, N.A. The Information Agent for the tender offer is D.F. King & Co., Inc. The Dealer-Manager for the tender offer is Morgan Joseph TriArtisan LLC.

About TBC Corporation

Headquartered in Palm Beach Gardens, Fla., TBC Corporation is one of the nation’s largest marketers of automotive replacement tires through a multi-channel strategy. TBC Corporation is a wholesale supplier to independent regional tire retailers and distributors throughout the U.S., Canada and Mexico. Additionally, TBC’s wholesale group operates Carroll Tire, a regional tire wholesale distributor servicing independent tire dealers across the United States. TBC’s Retail Group operates more than 1200 franchised and company-owned tire and automotive service centers under the brands Tire Kingdom®, Merchant’s Tire & Auto Centers®, NTB-National Tire & Battery and Big O Tires®. TBC is owned by Sumitomo Corporation of America (SCOA). SCOA is the largest subsidiary of Sumitomo Corporation (SC), one of Japan’s major integrated trading and investment business enterprises.

About Midas

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,250 franchised, licensed and company-owned Midas shops in 14 countries, including nearly 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 161 auto service centers in the United States and Mexico.

Forward Looking Statements

Statements in this communication may contain, in addition to historical information, certain “forward-looking statements.” All statements included in this communication concerning activities, events or developments that Midas expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the risk that the tender offer will not close because of a failure to satisfy one or more of the closing conditions and that Midas’ business will have been adversely impacted during the pendency of the tender offer. Forward-looking statements include: the expected benefits and costs of the transaction; management plans relating to the transaction; the anticipated timing of filings and approvals relating to the acquisition, including approvals under Hart-Scott-Rodino; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; projections of earnings; plans, strategies and objectives of management for future operations, any expectation or belief; and any assumptions underlying any of the foregoing. Additional information on these and other risks, uncertainties and factors is included in Midas’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC. Accordingly, no assurances can be given as to whether the transaction will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. Forward-looking statements speak only as of the date the statement was made. Midas does not undertake and specifically declines any obligation to update any forward-looking statements.

Notice to Investors

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares or other securities of Midas. TBC is filing today a tender offer statement on Schedule TO with the SEC, and Midas is filing today a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of Midas’ common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. Investors and Midas stockholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement, as they contain important information, including the various terms of, and conditions to, the tender offer. Such materials are available to Midas’ stockholders at no expense to them by contacting Midas at 1300 Arlington Heights Road, Itasca, Illinois 60143, Attn: Bob Troyer, telephone (630) 438-3016. In addition, Midas stockholders can obtain these documents and other documents filed with the U.S. Securities and Exchange Commission for free from the SEC’s website at www.sec.gov.

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